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Exhibit 10.19

PINE RIDGE BUSINESS PARK LEASE

        In consideration of the rents and covenants hereinafter set forth, Lessor leases to Lessee and Lessee leases from Lessor the following described Premises upon the following terms and conditions of this lease (the "Lease"):

        1.    LEASE PROVISIONS.

          1.1    DATE.    10/17/2003

          1.2    PARTIES.

Lessor:	PERG BUILDINGS, LLC c/o Block & Company, Inc., Realtors 605 West 47th Street, Suite 100 Kansas City, Missouri 64112
Lessee:	CyDex, Inc a Delaware Corporation

          1.3    PREMISES.    The real property including the land and all improvements thereon, together with appurtenances, situated in the City of Lenexa, County of Johnson, State of Kansas, commonly known as 10501-13 W. 84th Terrace and described:

    Approximately 19,880 square feet in building "J" (the "Building") as outlined in red on the plan attached hereto as Exhibit "A-1" (herein called the "Premises") and made a part hereof, and the land ("Land") which is legally described in Exhibit "A-2", all of which are part of the Pine Ridge Business Park, and the non-reserved parking stalls identified in Exhibit A-3, together with all of the rights, in common with other tenants in the Building, in the common areas of the Land.

          1.4    TERM.    The term ("Term") of this Lease shall be for a period of sixty (60) months to commence on February 1, 2004 (the "Commencement Date") and ending on January 31, 2009, unless earlier terminated as hereafter provided. If Lessee, with Lessor's consent, takes possession prior to the Commencement Date, Lessee shall do so subject to all of the covenants and conditions hereof and shall pay for the period from the date of taking possession until the Commencement Date at the same rent (Base Rent and Additional Charges as hereinafter defined) as that prescribed for an equal period during the Term. Prior to occupancy, Lessee shall submit to Lessor the required certificate of insurance as required under Section 4.1 herein.

          1.5    BASE RENT AMOUNT AND PAYMENT.    Lessee shall pay to Lessor as rent, in advance, without deduction, set-off, prior notice or demand, the monthly sums (hereinafter "Base Rent") as follows:

TERM	AMOUNT
02/01/04 - 01/31/06	$15,264.15
02/01/06 - 01/31/07	$16,920.81
02/01/07 - 01/31/09	$18,577.48

  each on the first day of each and every month throughout the Term of this Lease, payable in lawful money of the United States of America. The Base Rent shall be paid at the address set out in Paragraph 1.2 or at such other place or places as Leasor may from time to time direct. Monthly Base Rental for any partial month shall be pro rated at the rate of l/30th of monthly rental per day. All installments of Base Rent not paid by the tenth (10th) day of the month in which they are due shall bear interest at the then current Commerce Bank of Kansas City, N.A. prime rate plus two (2%) percent from due date until paid in full. The Base Rent provided for herein is not based upon a specific square footage.

          1.6    FIRST MONTH'S PAYMENTS.    Receipt of TWENTY THOUSAND THREE HUNDRED & 42/100 DOLLARS ($20,300.42) is hereby acknowledged for Base Rent and Additional Charges for the first month, beginning February 1, 2004.

          1.7    SECURITY DEPOSIT.    Concurrently with Lessee's execution of this Lease, Lessee has deposited with Lessor, the sum of FIFTEEN THOUSAND TWO HUNDRED SIXTY-FOUR & 15/100 DOLLARS ($15,264.15) as a security deposit. If Lessee defaults with respect to any provisions of this Lease, including but not limited to the provisions relating to payment of rent or other charges, Lessor may, to the extent reasonably necessary to remedy Lessee's default, use all or any part of said deposit for the payment of rent or other charges in default or for the payment of any other amount which Lessor may spend or become obligated to spend by reason of Lessee's default or to compensate Lessor for any other loss or damage which Lessor may suffer by reasons of Lessee's default. If any portion of said deposit is so used or applied, Lessee shall, within ten (10) days after written demand therefore, deposit cash with Lessor in an amount sufficient to restore said deposit to the full amount hereinabove stated and shall pay to Lessor such other sums as shall be necessary to reimburse Lessor for any sums paid by Lessor. If Lessee shall fully and faithfully perform every provision of this Lease to be performed by it, said deposit shall be returned to Lessee within fifteen (15) days after the expiration of the Term or renewal Term if the Lease is extended pursuant to Paragraph 18 hereof. In the event of termination of Lessor's interest in this Lease, Lessor shall transfer said deposit to Lessor's successor in interest.

          1.8    ADDITIONAL CHARGES/ESCROW PAYMENTS.    Lessee agrees to pay Lessee's Proportionate Share (as defined in Paragraphs 17.1 and 17.3 hereof) of (i) Taxes (hereinafter defined) payable by Lessor pursuant to Paragraph 3 labeled "Taxes", (ii) the cost of maintaining insurance pursuant to the Paragraph labeled "Insurance" and (iii) the cost of common area and special maintenance charges payable by Lessee in accordance with Paragraph 17. During each month of the Term, on the same day that rent is due hereunder, Lessee shall escrow with Lessor an amount equal to one-twelfth (1/12) of the estimated annual cost of Lessee's Proportionate Share of such items ("Additional Charges"). Lessee authorizes Lessor to use the funds deposited with Lessor under this Paragraph 1.8 to pay such costs. The initial monthly escrow payments are based upon the estimated amount for the year in question, and shall be increased or decreased periodically to reflect the projected actual cost of all such items. Lessor makes no representation or warranty as to the accuracy of these estimates. They are estimates only and subject to adjustment as herein provided. If Lessee's total escrow payments are less than Lessee's actual Proportionate Share of all such items, Lessee shall pay the difference to Lessor within ten (10) days after demand. If the total escrow payments of Lessee are more than, Lessee's actual Proportionate Share of all such items, Lessor shall retain such excess and credit it against Lessee's next escrow payment(s) or refund the excess if at the end of the Term within ten (10) days. The amount of the Base Rent and the initial monthly escrow payments are as follows:

(1)	Base Rent for the first year as set forth in Paragraph 1.5	$15,264.15
(2)	Estimated Tax Escrow Payment	$2,634.10
(3)	Estimated Insurance Escrow Payment	$215.37
(4)	Estimated Common Area Charge	$2,103.97
(5)	Estimated Cost of Special Maintenance	$82.83

	Monthly Payment Total	$20,300.42

          In addition to the foregoing Base Rent, Lessee shall pay to Lessor as additional rent all charges required to be paid by Lessee under the provisions of this Lease, whether or not the same are designated as "additional rent". If such charges are not paid at the time provided in this

  Lease, they shall be payable as additional rent upon demand or with the next installment of Base Rent thereafter falling due, whichever shall first occur, but nothing herein contained shall be deemed to suspend or authorize delay in the payment of any charge at the time the same becomes due and payable under this Lease.

          1.9    NET LEASE.    Except for Lessor's duties as outlined in Paragraph 6.2 herein, it is the purpose and intent of Lessor and Lessee that rent payable hereunder shall be net to Lessor so that this Lease shall yield to Lessor the net rent specified, in each year during the Term of this lease, free of any charges, assessments, or impositions charged, assessed, or imposed on or against the Premises, and without abatement, deduction or set-off by Lessee, except as hereinafter specifically otherwise provided and Lessor shall not be expected or required to pay any such charge, assessment or imposition, or be under any obligation or liability hereunder, except as herein expressly set forth, and that all costs, expenses and obligations of any kind relating to the maintenance and operation of the Premises, foreseen or unforeseen, including all alterations, repairs and replacements as hereinafter provided, which may arise or become due during the Term of this Lease shall be paid by Lessee, and Lessor shall be indemnified and saved harmless by Lessee from and against such costs, expenses, and obligations.

          1.10    USE.    Lessee shall use and occupy the Premises for research, development, distribution, storage, office, laboratory and such other uses as relate to the development and marketing of pharmaceutical products and technologies, related business uses and activities, and for no other purpose without the prior written consent of Lessor.

        2.    UTILITIES.

          2.1   Lessee shall pay, prior to delinquency, for all water, gas heat, electricity, telephone, sewage, air conditioning and ventilating, janitorial, and all other materials and services which may be furnished to or used in or about the Premises during the Term and for Lessee's Proportionate Share of common area utility expenses.

        3.    REAL ESTATE TAXES, ASSESSMENTS, AND PERSONAL PROPERTY.

          3.1    REAL ESTATE TAXES & ASSESSMENTS.    Lessor shall pay all real estate taxes and special assessments levied against the Premises throughout the Term of this Lease. However, Lessee shall reimburse Lessor for Lessee's Proportionate Share of such real estate taxes pursuant to Paragraph 1.8 herein. Additionally, Lessee shall reimburse Lessor for Lessee's Proportionate Share of such special assessments pursuant to Paragraph 1.8 herein. In the event the Premises are not separately assessed Lessee's Proportionate Share shall be an equitable proportion of the real property taxes or assessments for all of the land and improvements included within the tax parcel assessed, such proportion to be determined by Lessor from the respective valuations assigned in the Assessor's worksheets or such other information as is reasonably available to the Lessor. In addition, any cost associated with a successful tax appeal resulting in a lower than assessed value for the Building and the Land shall be paid by the Lessee on a pro-rata basis.

          3.2    PERSONAL PROPERTY.    Lessee shall pay, prior to delinquency all taxes assessed against and levied upon any trade fixtures, furnishings, equipment and all other personal property of Lessee contained in the Premises or elsewhere. When possible, Lessee shall cause said trade fixtures, furnishings, equipment, and personal property to be separately assessed. If however, any or all of same shall be assessed and taxed with Lessor's real property, Lessee shall pay to Lessor such taxes as are attributable to Lessee's trade fixtures, furnishings, equipment, and personal property within fifteen (15) days after receipt of an invoice from Lessor advising Lessee of the taxes applicable to Lessee's property.

        4.    INSURANCE.

          4.1    PUBLIC LIABILITY.    Lessee, shall at all times during the Term, and at Lessee's own cost and expense, procure and continue in force bodily injury liability and property damage liability insurance, which policies shall name Leasor as an additional insured. Such insurance at all times shall be in an amount of not less than ONE MILLION DOLLARS ($1,000,000) Combined Single Limit Coverage. The aforementioned minimum limits of policies shall not, however, limit the liability of Lessee hereunder. Lessee shall also procure and continue in force throughout the Term workmen's compensation insurance. The aforementioned insurance shall be with companies having a rating of not less than Best's A+XIII rating. Certificates of such insurance shall be furnished to Lessor by the insurance companies, and no such policy shall be cancelable or subject to reduction of coverage or other modification except after ten (10) days prior written notice to Lessor.

          4.2    FIRE INSURANCE.    Lessor shall maintain in effect throughout the Term of this Lease, a policy or policies of insurance providing fire and extended risk coverage subject to standard exclusions, such insurance to be to an extent of at least ninety (90) percent of the full insurable replacement value of the improvements, and leasehold improvements on the Premises (exclusive of trade fixtures and equipment of Lessee), and insurance for Lessor's loss of income, and liability insurance on the common areas. Lessee shall reimburse Lessor for Lessee's Proportionate Share of such insurance costs pursuant to Paragraph 1.8 herein.

          4.3    INCREASE IN FIRE INSURANCE PREMIUMS.    Subject to the permitted use of the Premises, Lessee agrees not to keep, use, sell or offer for sale in or upon the leased Premises any article or good which may be prohibited by the standard form of fire insurance policy. Lessee agrees to pay upon demand any increase in premium for fire and extended coverage insurance that may be charged during the Term of this Lease on the amount of such insurance which may be carried by Lessor on said Premises or the building of which the same are a part, resulting from the use of said Premises by Lessee, whether or not Lessor has consented to such use.

          4.4    WAIVER OF RIGHTS.    Lessor and Lessee hereby waive any rights each may have against the other on account of any loss or damage occasioned to the Lessor or the Lessee, as the case may be, or to the Premises or its contents, and which may arise from any risk generally covered by fire and extended coverage insurance. The parties shall request and obtain from their respective insurance companies, if possible, insuring the property a waiver of any right of subrogation which said insurance company may have against the Lessor or the Lessee as the case may be. For purposes of this Paragraph, the definition of the terms Lessor and Lessee as used herein shall include all agents, representatives, heirs, insurers, and assigns of either Lessee or Lessor.

        5.    DAMAGE OR DESTRUCTION.

          5.1    DUTY TO REPAIR.    If any part or portion of the Premises shall be damaged, destroyed, or made uninhabitable or untenantable by fire, casualty or other cause Lessee shall give prompt written notice thereof to Lessor ("Lessee's Notice of Damage"), Upon receipt of Lessee's Notice of Damage, Lessor shall promptly proceed to determine the nature and extent of the injury, damage or destruction and to estimate the time necessary to repair or restore the Premises. As soon as reasonably possible Lessor shall give written notice to Lessee stating Lessor's estimate of the time necessary to repair or restore the Premises ("Lessor's Notice of Repair Time"). If Lessor reasonably estimates that repair or restoration of the Premises cannot be completed within one hundred eighty (180) days from the time of Lessee's Notice of Damage, Lessee shall have the option to terminate this Lease. If Lessor reasonably estimates that repair or restoration of the Premises cannot be completed within two hundred seventy (270) days from the time of Lessee's Notice of Damage, Lessor and Lessee snail each have the option to terminate this Lease. Any option granted hereunder shall be exercised by written notice to the other party given within twenty (20) days after Lessor's Notice of Repair Time. In the event either Lessor or Lessee exercises its option to terminate this Lease, the Term shall be deemed to have expired upon Lessee's Notice of Damage, however. Lessee shall have a reasonable time to remove Lessee's Equipment and improvements and fixtures from the Promises. In the event of termination of this Lease under the provisions hereof. Lessor shall refund to Lessee such amounts of Base Rent, and Additional Rent theretofore paid by Lessee as may be applicable to the period subsequent to the time of Lessee's Notice of Damage less the reasonable value of any use of occupation of the Premises by Lessee subsequent to the time of Lessee's Notice of Damage. In the event neither Lessor nor Lessee exercises its option to terminate this Lease pursuant to the provisions of this Section 5.1, this Lease shall continue in full force and effect and the Premises shall be repaired and restored by and at the cost of Lessor, and a just and proportionate part of the Base Rent, Additional Rent and other items described in Section 1.8 shall be abated until the Premises are so restored. However, this duty to repair shall not relieve Lessee from its obligations for repairs to glass or glazing from vandalism, malicious mischief, or other damages as set forth in Paragraph 6.3 herein unless insurance proceeds are available.

          5.2    DAMAGE DURING LAST YEAR OF TERM.    Notwithstanding anything to the contrary herein contained, if the Premises be damaged or destroyed during the last year of the Term of this Lease or renewal Term, as the case may be, to an extent greater than twenty-five percent (25%) of the then replacement value of the improvements on the Premises, Lessor or Lessee may elect, to give notice to the other party within thirty (30) days after the date of damage or destruction to terminate this Lease as of the date of giving of such notice or the date Lessee completes Lessee's vacation from the Premises, whichever be the later. All proceeds of Lessor's insurance carried in connection with the Premises shall be payable to the Lessor. The proceeds of Lessee's insurance for personal property maintained on the Premises by Lessee shall be payable to and be the property of Lessee.

        6.    MAINTENANCE AND REPAIRS.

          6.1    CONDITION ON COMMENCEMENT.    On the Commencement Date Lessor shall deliver actual control and possession of the Premises to Lessee in a clean, habitable, and tenantable condition and all heating, ventilating and air conditioning systems, mechanical systems, plumbing systems, sewer lines, and electrical systems shall be of adequate and sufficient quality and quantity to provide good service and shall be in good working order and condition. Prior to the Commencement Date Lessor shall give written notice to Lessee that Lessor has satisfied all of the following conditions; (i) Substantial Completion of Work (as defined in paragraph 19.5) subject to Punch List items (as defined in paragraph 19.6); (ii) Delivery to Lessee of true copies of temporary or permanent certificates of occupancy from applicable governmental authorities; (iii) All utilities are available to the Premises; (iv) All of the Lessor's duties specified in paragraph 6.2 are satisfied; and (v) Delivery of actual control and possession of the Premises in a clean, habitable, and tenantable condition to Lessee.

          6.2    LESSOR'S DUTIES.    During the Term and renewal term, if any, Lessor shall, at Lessor's sole cost and expense, maintain in a good state of repair, the exterior of the roof and walls, and all structural portions of the roof, wells, floors and foundations except for any repairs caused by the wrongful or negligent act of Lessee and/or its agents. Lessor shall warrant to Lessee that (i) to Lessor's knowledge, there are no existing or latent construction defects in the Building and other improvements to the Land, (ii) all equipment, machinery and facilities, including without limitation HVAC (as hereinafter defined), plumbing, and electrical systems used in connection with the operation of the Building and Premises are, and will be as of the Commencement Date, in good working condition, and (iii) to Lessor's knowledge, the Building and other improvements to the Land are in compliance with all applicable laws, ordinances, and regulations.

          6.3    LESSEE'S DUTIES.    Subject to ordinary and reasonable wear and tear and the Lessor's obligations under this lease and unless and to the extent that insurance proceeds are available. Lessee at its sole cost and expense shall maintain in a clean and sanitary condition and a good state of repair, all other portions of its Premises, including but in no way limited to all plumbing, sewage, heating and air conditioning (as set forth in Paragraph 6.4 below), wiring, glazing windows, doors, floors (except structural), ceilings, interior walls and the interior surface of exterior walls and fixtures and equipment. Lessee shall maintain adequate heat during the heating season to prevent freezing of plumbing and fire sprinkler systems.

          6.4    PREVENTIVE MAINTENANCE PROGRAM.    HVAC EQUIPMENT: Lessee at its sole cost and expense shall have maintained in a clean and sanitary condition and in a good state of repair all portions of heating, ventilating, and air conditioning equipment located in or servicing the Premises. Lessee shall submit to the Lessor a copy of a preventative maintenance contract with a qualified HVAC contractor for the preventative maintenance program required herein. Lessor at its option shall have the right, but not the obligation, to make periodic inspections of the Premises and the equipment and advise Lessee of any maintenance required, and Lessee shall promptly have performed such maintenance at Lessee's sole expense. Notwithstanding anything herein to the contrary, the maximum amount that Lessee shall be required to expend in any calendar year under this Paragraph 6.4 shall be $1,500.00 per each HVAC unit.

          6.5    FAILURE TO PERFORM.    In the event Lessee fails to maintain the Premises pursuant to this Lease, Lessor shall give Lessee notice to do such acts as are reasonably required to so maintain the Premises. In the event Lessee fails to promptly commence such work and diligently prosecute it to completion, then Lessor shall have the right to do such acts and expend such funds at the expense of Lessee as are reasonably required to perform such work. Any amount so expended by Lessor shall be paid by Lessee promptly after demand. Lessor shall have no liability to Lessee for any damage, inconvenience or interference with the use of the Premises by Lessee as a result of performing any such work.

          6.6    COMPLIANCE WITH LAWS.    Lessor and Lessee, as to the portion of the Premises required to be maintained by them, each shall do all acts required to comply with all applicable laws, ordinances, regulations and rules on any public authority or organization relating to the maintenance of the Premises.

          6.7    CONDITION AT END OF TERM.    Upon the termination of this Lease or upon the expiration of the Term of this Lease, Lessee shall surrender the Premises in the same condition as received, ordinary and reasonable wear and tear and damage by Condemnation, fire, earthquake, casualty, act of God or the elements alone excepted.

        7.    ALTERATIONS.

          7.1    LESSEE'S RIGHT TO MAKE.    Lessee shall not make or permit to be made any alteration or changes in or additions to the Premises without the prior written consent of Lessor, which consent shall not be unreasonably withheld. Lessor shall have reasonable access to the Premises to post notices of non-responsibility.

          7.2    OWNERSHIP AND REMOVAL.    All alterations, changes and additions made to or on the Premises subsequent to the Commencement Date (excluding Work, as defined in paragraph 19.1 and Punch List items as defined in paragraph 19.6) shall be made at the sole cost and expense of Lessee and, upon completion, except trade fixtures, shall become part of the Premises, and the property of Lessor and upon termination of this Lease or upon expiration of the Term shall be surrendered to the Lessor. Upon the termination of this Lease, or by notice delivered at least thirty (30) days prior to the expiration of the Term, Lessor shall have the right to require Lessee at Lessee's sole expense, to remove from the Premises as of the end of the Term all fixtures and equipment placed or installed on the Premises by Leasee with any damage caused to the Premises by such removal to be repaired by and at the expense of Lessee.

        8.    LIENS.

          8.1    LESSEE'S OBLIGATION.    Lessee shall keep the Premises and any building of which the Premises are a part, free and clear of any liens arising out of work performed or caused to be performed by Lessee and shall indemnify, hold harmless and defend Lessor from any liens and encumbrances arising out of any work performed or materials furnished by or at the direction of Lessee. In the event any lien is filed, Lessee shall do all acts necessary to discharge any lien within thirty (30) days of filing, or if Lessee desires to contest any lien, then Lessee shall deposit with Lessor such security as Lessor shall demand to insure the payment of the lien claim. In the event Lessee shall fail to pay any lien claim when due or shall fail to deposit the security with Lessor, then Lessor shall have the right to expend all sums necessary to discharge the lien claim, and Lessee shall pay promptly after demand all sums expended by Lessor in discharging any lien, including attorneys' fees and costs.

        9.    ENTRY.

          9.1    RIGHTS OF LESSOR.    Subject to Lessee's consent (which shall not be unreasonably withheld or delayed), Lessor and the authorized representatives of Lessor shall have the right to enter the Premises after giving reasonable notice under the circumstances, at a reasonable time during ordinary business hours (or at any time to abate an emergency) for the purposes of inspecting the same or for the purposes of showing the Premises to any existing or prospective mortgagee, purchaser or lessee of the Premises, or making any changes, alterations or repairs which Lessor shall deem reasonably necessary for the protection, improvement or preservation of the Premises. Lessee covenants and agrees that Lessor may, during the final ninety (90) days of the Term or renewal Term, as the case may be, place on the Premises a sign advertising the Premises for sale or for lease.

        10.    INDEMNIFICATION.

          10.1    LESSEE'S OBLIGATION.    Lessee shall indemnify, defend and hold harmless Lessor and its employees and agents against all claims, demands and action for loss, liability, damage, cost and expense (including attorney fees) resulting in injury or death to any person or damage to property which arises in whole or in part out of (a) the possession, use or occupancy or maintenance and repair of the Premises by Lessee or the business conducted in the Premises and which are caused by the intentional or negligent act or omission of Lessee or its agents, (b) any act, omission or negligence of Lessee or Lessee's agents, or (c) any breach or default under this Lease by Lessee.

          10.2    LESSOR'S OBLIGATION.    Lessor shall indemnify, defend and hold harmless Lessee and Lessee's agents from and against all claims, demands and action for loss, liability, damage, cost and expense (including attorney fees) resulting in injury or death to any person or damage to property arising in whole or in part out of (a) Lessor's ownership, possession, control, use or maintenance and repair of the Land, Building and Pine Ridge Business Park and which are caused by the intentional or negligent act or omission of Lessor or its agents, (b) any act, omission or negligence of Lessor or Lessor's agents or (c) any breach or default under this Lease by Lessor.

        11.    DEFAULT AND REMEDIES.

          11.1    EVENTS OF DEFAULT.    The occurrence of any of the following shall, at the option of Lessor, constitute a material default and breach of this Lease by Lessee: (i) Any failure by Lessee to pay the rental or to make any other payment required to be made by Lessee hereunder; (ii) The abandonment or vacation of the Premises by Lessee; (iii) A failure by Lessee to observe and perform any other provision of this Lease to be observed or performed by Lessee, where such failure continues for thirty (30) days after written notice thereof by Lessor to Lessee provided however, that if the nature of such default is such that the same cannot reasonably be cured within such thirty (30) day period Lessee shall not be deemed in default hereunder if Lessee commences such cure within said thirty (30) day period and thereafter diligently prosecutes the same to completion; (iv) The Letter of Credit referenced in Paragraph 19.8 is not renewed by the issuer or Lessor receives notice from the issuer that the Letter of Credit will not be renewed; (v) The making by Lessee of any general assignment for the benefit of creditors; the filing by or against Lessee of a petition to have Lessee adjudged a bankrupt or of a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Lessee, the same is dismissed within sixty (60) days); appointment of a trustee or receiver to take possession of substantially all of Lessee's assets located at the Premises or of Lessee's interest in this Lease, where possession is not restored to Lessee within thirty (30) days or the attachment, execution or other judicial seizure of Lessee's interest in this Lease, where such seizure is not discharged within thirty (30) days.

          11.2    RIGHT OF RECOVERY.    In the event of any such default by Lessee, then in addition to any other remedies available to Lessor at law or in equity, Lessor shall have the immediate option to terminate this Lease and all rights of Lessee hereunder by giving written notice of such intention to terminate. In the event that Lessor shall elect to terminate this Lease then Lessor may recover from Lessee: (i) The worth at the time of award of any unpaid rent which had been earned at the time of such termination plus; (ii) any other amount necessary to compensate Lessor for all the detriment directly caused by Lessee's failure to perform its obligations under this Lease or which in the ordinary course of events would be likely to result therefrom, including without limitation, all reletting expenses, and; (iii) at the Lessor's election such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable Kansas law. The term "rent" as used herein, shall be deemed to be and to mean the Base Rent and Additional Rent and all other sums required to be paid by Lessee pursuant to the terms of this Lease. As used in (i) above, the "worth at the time of award" is computed by allowing interest at the rate of ten (10%) percent per annum. All costs incurred by Lessor in collecting any amounts and damages owing by Lessee pursuant to the provisions of this Lease or to enforce any provision of this Lease, including reasonable attorneys fees from the date any such matter is turned over to an attorney, whether or not one or more actions are commenced by Lessor, will also be recoverable by Lessor from Lessee.

          11.3    RIGHT TO RE-ENTER.    In the event of any such default by Lessee, Lessor shall also have the right, with or without terminating this Lease, to re-enter the Premises and remove all persons and property from the Premises; such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Lessee.

          11.4    RIGHTS OF LESSOR.    In the event of the vacation or abandonment of the Premises by Lessee or in the event that Lessor shall elect to re-enter as provided in Paragraph 11.3 above or shall take possession of the Premises pursuant to legal proceeding or pursuant to any notice provided by law, then if Lessor does not elect to terminate this Lease, as provided in Paragraph 11.2 above, then Lessor may from time to time, without terminating this Lease, either recover all rentals as they become due or relet the Premises or any part thereof for such term or terms and at such rental or rentals and upon such other terms and conditions as Lessor in its sole discretion may deem advisable with the right to make necessary repairs to the Premises.

          11.5    LESSOR DEFAULT.    If Lessor defaults in the performance of any of its obligations set forth in Paragraph 6.2 hereof, Lessee shall give written notice of such default to Lessor. If Lessor does not remedy such default within thirty (30) days of its receipt of such notice (or such longer period as is reasonably necessary to cure said default so long as Lessor is diligently attempting to cure same), Lessee shall have the right to remedy or cure said default and Lessor shall be liable to Lessee for the reasonable costs incurred by Lessee. If Lessee institutes suit to collect such sum, it shall also be entitled to reasonable attorney's fees and other costs incurred with such action. Lessee shall not be permitted to set off against Base Rent and Additional Rent any sums or expenses so incurred and may not terminate the Lease as a result thereof.

          11.6    AMERICAN DISABILITIES ACT.    Notwithstanding anything contained in the Lease to the contrary:

    A.
    Lessor represents and warrants that to its knowledge as of the Commencement Date the Promises, Building, common areas and all other improvements to the Land are in compliance with the requirements of Title III of the ADA.

    B.
    Lessee represents and covenants that it shall conduct its occupancy and maintain and use the Premises in accordance and compliance with the ADA (including, but not limited to, modifying its policies, practices and procedures, and providing auxiliary aids and services to disabled persons).

    C.
    This Lease provides that the Lessor is to complete certain alterations and improvements to the Premises. Lessor and Lessee agree that all such work shall comply with the ADA.

    D.
    Lessee covenants and agrees that any and all future alterations or improvements made by Lessee to the Premises shall comply with the ADA.

        12.    ASSIGNMENT AND SUBLETTING.

          12.1    ASSIGNING AND SUBLETTING.    Lessee shall not sublet the Premises or any part thereof and Lessee shall not assign, transfer, pledge, mortgage or otherwise encumber this Lease, or any portion of the term thereof, without the previous written consent in each instance of Lessor, and Lessee shall furnish to Lessor a copy of such proposed instrument. In lieu of granting its consent to a subletting or assignment of this Lease, Lessor may, at its sole option, terminate this Lease by notice to Lessee given within five (5) days from the receipt of request for permission to sublet or assign by Lessee. Such termination shall be affective on the same date as the commencement date of the proposed subletting or assignment requested by Lessee.

          12.2    WHEN NO CONSENT REQUIRED.    Notwithstanding the foregoing, no consent of Lessor shall be required in order for Lessee to assign this Lease to an affiliate, parent or subsidiary of Lessee; nor shall consent of Lessor be required in order for Lessee to assign this Lease (by operation of law or otherwise) or any portion thereof, to any person, corporation, business entity, or partnership resulting from a merger or consolidation, to any entity which purchases or acquires all or a substantial portion of the Lessee's assets as a going concern of the business that is being conducted in the Premises, or by a transfer of stock, as long as the assignee assumes in full the obligations of Lessee under this Lease. Furthermore, the provisions of this section shall not apply to restrict any transfer of stock whenever Lessee is a corporation the outstanding stock of which is listed on a recognized national stock exchange or the National Association of Securities Dealers National Market System or a private placement of stock pursuant to Section 3(a)(11), (4)(2) or Regulations D and S of the Securities Act of 1933, as amended.

          12.3    VIOLATION.    No consent to any assignment, voluntarily or by operation of law, of this Lease or any subletting of the Premises, shall be deemed to be a consent to any subsequent assignment or subletting except as to the specific instance covered thereby.

        13.    EXERCISE OF EMINENT DOMAIN.

          13.1    PREMISES TAKEN.    If the Premises or any portion thereof are taken under the power of eminent domain, or sold under the threat of the exercise of said power (all of which are herein called "Condemnation") this Lease shall terminate as to the part so taken as of the date the condemning authority takes title or possession, whichever first occurs. If more than ten (10) percent of the floor area of the improvements on the Premises or more than twenty-five (25) percent of the land area of the Premises which is not occupied by any improvements, is taken by condemnation, Lessee or Lessor may at either's option, to be exercised in writing only within ten (10) days after Lessor shall have given Lessee written notice of such condemnation (or in the absence of such notice, within ten (10) days after the condemning authority shall have taken possession) terminate this Lease as of the date the condemning authority takes such possession.

          13.2    PREMISES REMAINING.    If Lessor or Lessee do not terminate this Lease in accordance with the foregoing, Lessor, at its expense, shall restore the improvements to an architectural whole, and this Lease shall remain in full force and effect as to the portion of the Premises remaining, except that the Base Rent, Additional Rent and all other sums payable to Lessor under this Lease shall be reduced in the proportion that the floor area taken bears to the total floor area of the building situated on the Premises.

          13.3    AWARD.    Any award for the taking of all or any part of the Premises under the power shall be the property of Lessor, whether such award shall be made as compensation for diminution in value of the leasehold or for the taking of the fee, or as severance damages; provided however, the Lessee shall be entitled to any award for loss or damage to Lessee's trade fixtures and removable personal property and other awards such as moving or relocation allowance so long as Lessor's award is not diminished.

        14.    HOLDING OVER.

          14.1    TERMS.    Any holding over after the expiration of the Term of this Lease by Lessee shall be deemed to be a tenancy from month to month and except for the Term thereof shall be on the same terms and conditions specified herein, except that the monthly rental shall be one hundred fifty percent (150%) of the monthly rental for the last month of the Lease.

        15.    SUBORDINATION.

          15.1    SUBORDINATION.    This lease is and shall be subordinate to any ground and underlying leases, mortgages, deeds of trust, or any other instrument of security which have been or shall be placed on the Land and Building of which the Premises form a part (as they may be extended, modified or amended from time to time) and such subordination is hereby made effective without any further act by Lessee, provided that the holder of any such ground and underlying leases, mortgages, deeds of trust, or any other instrument of security which have been or shall be placed on the Land and Building of which the Premises form a part provide a non-disturbance agreement for the benefit of Lessee. Lessee shall execute and deliver any such instruments pertaining to any such subordination within ten (10) days after written request.

          15.2    ESTOPPEL CERTIFICATE.    Lessee shall, without charge, at any time and from time to time, within ten (10) days after request by Lessor, deliver a written instrument to Lessor or any other person, firm or corporation specified by Lessor, duly executed and acknowledged, certifying that this Lease is unmodified and in full force and effect, or if there has been any modification, that the same is in full force and effect as so modified, and identifying any such modifications; whether or not there are then existing any set-offs or defenses in favor of Lessee against the enforcement of any of the terms covenants and conditions of this Lease by Lessor, and if so, specifying the same, and also whether or not Lessor has observed and performed all of the terms, covenants and conditions on the part of Lessor to be observed and performed, and if not, specifying the same; and the dates to which Rent and all other charges hereunder have been paid.

          15.3    MORTGAGEE PROTECTION.    Lessee agrees to give any Mortgagees and/or Trust Deed Holders, by registered mail, a copy of any Notice of Default served upon the Lessor, provided that prior to such notice Lessee has been notified, in writing (by way of Notice of Assignment of Rents and Leases, or otherwise), of the address of such Mortgagees and/or Trust Deed holders. Lessee further agrees that if Lessor shall have failed to cure such default within the time provided for in this Lease, then the Mortgagees and/or Trust Deed Holders shall have an additional sixty (60) days within which to cure such default or if such default cannot be cured within that time, then such additional time as may be necessary if within such sixty (60) days, anyMortgagee and/or Trust Deed Holder has commenced and is diligently pursuing the remedies necessary to cure such default (including, but not limited to, commencement of foreclosure proceedings, if necessary to affect such cure), in which event this Lease shall not be terminated while such remedies are being so diligently pursued.

          15.4    ATTORNMENT.    If this Lease is not extinguished by exercise of a power of sale, Lessee shall, in the event any proceedings are brought for the foreclosure of said Premises, or in the event of exercise of power of sale under any mortgage or deed of trust made by the Lessor covering the Premises (or by deed in lieu thereof), or in the event of a sale by Lessor of its fee or leasehold interest in the property or its interest in this Lease attorn to the purchaser upon any such foreclosure or sale and recognize such purchaser as Lessor under this Lease provided that the holder of any such ground and underlying leases, mortgages, deeds of trust, or any other instrument of security which have been or shall be placed on the Land and Building of which the Premises form a part agree to a non-disturbance agreement for the benefit of Lessee.

        16.    SIGNS.

          16.1    RIGHT OF LESSOR.    Lessor reserves the right to the use of the exterior walls and the roof of the Premises and of the Building provided no additional signage will be allowed without Lessee's consent on Lessee's portion of the Building so long as Lessee occupies at least 60% of the Building.

          16.2    RESTRICTIONS ON LESSEE.    Lessee shall not inscribe, paint, affix or place any signs or advertisements on the exterior, interior or roof the Premises without the prior written consent of Lessor, which consent shall not be unreasonably withheld. Any signs to be placed by Lessee shall be removed by the Lessee upon demand by the Lessor following the expiration or termination of this Lease, and any damage caused by such removal shall be repaired at the expense of Lessee. Additionally, Lessee acknowledges that signage covenants are in full force and effect within Pine Ridge Business Park and further agrees that all signage shall conform with said covenants; said sign restrictions for the Premises are attached hereto, made a part hereof, and labeled Exhibit "B". Lessee's sign shall be designated as part of the Working Drawings hereinafter defined.

        17.    MAINTENANCE AND USE OF COMMON AREAS.

          17.1    COST OF MAINTENANCE.    Lessee shall pay its Proportionate Share of the maintenance costs ("Maintenance Costs") based on the percentage the square footage that the Premises bears to the total square footage of the Building. The Premises contain approximately 19,880 square feet and that Lessee's Proportional Share of Maintenance Costs for the Building is sixty and 66/100 percent (60.66%). Said Maintenance Costs shall include, but not be limited to, expenses for monitoring, alarm permits and required inspections of the fire sprinkler system; utilities for the common areas; service contracts; repairs, cleaning, policing the Building and common areas, line striping and snow and ice control of parking lots, sidewalks and walkways; lawn and landscape maintenance and trash dumpster service; maintenance personnel salaries and associated expenses; patrol service and costs associated with operating and maintaining the post office/maintenance office, management fees, and such other maintenance, repair, replacement, operation and management costs as Lessor determines relate to the Building common areas. Notwithstanding the foregoing provision of this paragraph, only those Maintenance Costs which are for the benefit of the Lessee and other lessees of the Building shall be valid Maintenance Costs.

          During each calendar year and any portion thereof during the Term, Lessee will pay to Lessor, subject to limitations hereinafter set forth, a proportion of the common area Maintenance Costs as set forth above. The Lessee's share of such Maintenance Costs shall be determined on an annual basis for each calendar twelve month period ending on December 31st, prorating fractional years. The Lessee's share of such annual cost shall be estimated as of the beginning of the Term hereof and at the beginning of each calendar year thereafter and a monthly rate determined, and Lessee shall pay such estimated charge on the first day of each month in advance beginning on the Commencement Date; provided, however, that within sixty (60) days after the end of each calendar year the Lessor or his designated agent shall determine its net Maintenance Costs for such year and Lessee's share thereof and furnish a copy of such computations in writing to Lessee. If the monthly payment made by Lessee in such year results in a deficiency, said deficiency shall be paid by Lessee within thirty (30) days of notice by Lessor. If estimated payments result in excess payments by the Lessee, then said excess shall be applied toward subsequent monthly common area Maintenance Costs estimates for subsequent monthly payments, which shall be reduced accordingly until the excess is fully exhausted or if at the end of the Term, then said excess shall be paid by Lessee within thirty (30) days. The Lessor at the office of his designated agent shall make available during normal business hours for a period not to exceed ninety (90) days following the billing of said expenses, copies of all invoices and reasonably detailed accounting records for review by Lessee. In the event Lessee fails to notify Lessor within said ninety (90) day period, said billing will be deemed to be accurate and conclusive. In the event Lessee elects to audit Lessor's Maintenance Costs in accordance with this clause, such audit must be conducted by an independent nationally recognized accounting firm that is not being compensated on a contingency fee basis.

          The estimated Maintenance Costs charge for the calendar year in which the lease commences is One Dollar and twenty seven cents ($1.27) per square foot of gross leasable area, or TWO THOUSAND ONE HUNDRED THREE & 97/100 DOLLARS ($2,103.97) per month.

          17.2    EMPLOYEE PARKlNG AREA.    Lessee and its employees shall park their motor vehicles in such areas as Lessor shall from time to time designate as employee parking areas. Lessee agrees that all loading and unloading operations shall be conducted so as not to obstruct or hinder the operation of the businesses of the other lessees in the said building(s), nor will Lessee unreasonably block or obstruct any street, sidewalk or right-of-way adjacent to or comprising part of said building(s). Lessee shall have sixty four (64) non-exclusive areas designated for employee and/or customer parking.

          17.3    EXCLUSIONS FROM MAINTENANCE COSTS.    Maintenance Costs shall not include any of the following: ground rent; interest and amortization of funds borrowed by Lessor, leasing commissions and advertising and space planning expenses incurred in procuring tenants; and salaries, wages, or other compensation paid to officers or executives of Lessor in their capacities as officers and executives. The term Maintenance Costs also excludes (1) depreciation allowance or expense, (2) cost of restoration, repair or other work occasioned by fire, wind, natural elements, vandalism, or other casualty, to the extent insurance proceeds are available to Lessor, (3) Income, excise and franchise taxes of Lessor, (4) expenses incurred in leasing to or procuring of lessees, leasing commissions or expenses for the renovating of space for new lessees, (5) interest or principal payments on any mortgage or other indebtedness of Lessor, (6) compensation paid to any employee of Lessor to discharge Lessor's duties under Paragraph 6.2, (7) operating expenses, maintenance expenses, and utility expenses which are the responsibility of any tenant, (8) any portion of insurance premiums paid for by Lessor for the Land, and the improvements that is caused by another tenant's particular use of its premises, (9) fines, penalties, late fees and similar costs and expenses not attributable to Lessee's failure to make timely payments to Lessor, (10) legal fees incurred unless incurred solely in connection with the common areas or for the benefit of the Land and development as a whole (11) charge for Lessor's overhead or service charge of any nature by Lessor provided such exclusion shall not preclude a management fee for Lessor's management company, (12) charge for services rendered to other tenants and not to Lessee, (13) costs which are recoverable by insurance proceeds, (14) costs resulting from Lessor's negligence or willful misconduct, (15) any inheritance, transfer, estate, succession or other similar tax or charge which may be payable under any present or future law of the United States, the state where the Premises are located or any transfer, passing by inheritance, devise, acquisition or becoming effective as to the right to possession and enjoyment of all or a part of the estate of Lessor in the Premises, whether by decent, deed, testamentary provision, trust deed, gift, mortgage or otherwise, or (16) Capital improvements shall be inclued in Maintenance Costs except that such Capital Improvements shall be amortized over the useful life of said improvement on a straight line basis. Capital Improvements attributable to those matters which are Lessor's responsibility under Paragraph 6.2 shall not be included in Maintenance Costs.

          17.4    COST OF SPECIAL MAINTENANCE.    The Premises are within a building located in PINE RIDGE BUSINESS PARK. The covenants governing the park require all lessees/and or owners to share proportionately in the overall maintenance of the common areas including, but not limited to, labor and material to maintain landscaping, park signage, cleanliness, trash removal, patrol service, maintenance and personnel salaries and associated expenses, and such other maintenance costs as Lessor determines relate to the common areas. Lessee hereby agrees to pay its proportionate amount of said cost calculated as follows:

Land Area Attributable To Lessee's Building Net Leaseable Land Area in Pine Ridge Business Park	X	Lessee's Percentage of Occupancy of Total Building	X	Cost of Maintenance	=	Lessee's Portion of Dollars

  The maximum amount chargeable under this Paragraph 17.3 to any Lessee will not exceed $.05 per square foot of leased area occupied in the Building on an annual basis.

        18.    OPTION TO RENEW.    In the event that this Lease shall be in full force and effect and Lessee shall be in full and complete possession of the Premises, and shall not be in default, then in this event only, Lessee is hereby granted the sole and exclusive right to extend this Lease for one (1) additional term of five (5) years commencing on the first day of February, 2009, and ending on the 31st day of January, 2014 at an annual Base Rent calculated at the then current market rate for comparable space in comparable buildings in the Johnson County, Kansas market, but in no event less than the last previous annual Base Rent amount nor more than One Hundred Twelve Percent (112%) of the last previous annual Base Rent Amount. Notice of Lessee's exercise of this option to so renew this Lease as is provided herein shall be furnished to Lessor in writing on or before August 1, 2008.

        19.    TENANT IMPROVEMENTS.

          19.1    IMPROVEMENTS.    Except as set forth hereinafter in this Section 19, Lessee leases the Premises "AS-IS" and acknowledges that Lessor has no obligation to make or otherwise pay for any improvements, alterations or repairs thereto.

          19.2    WORKING DRAWINGS.    Lessor will have plans and specifications ("Working Drawings") prepared and submit same to Lessee as soon as possible. Lessee will review same and advise Lessor of any changes as soon as possible after receipt. Lessor and Lessee shall make best efforts to have the Working Drawings finalized and approved no later than November 15, 2003. As used herein, "Working Drawings" shall mean the final working drawings approved by Lessor and Lessee, as amended from time to time by any approved changes thereto, and "Work" shall mean all improvements to be constructed in accordance with and as indicated on the Working Drawings. Approval by Lessor of the Working Drawings shall not be a representation or warranty of Lessor that such drawings are adequate for any use, purpose, or condition, or that such drawings comply with any applicable law or code, but shall merely be the consent of Lessor to the performance of the Work. Lessee and Lessor shall sign and date the Working Drawings to evidence their review and approval thereof. All changes in the Work must receive the mutual prior written approval of Lessor and Lessee, and in the event of any such approved change, upon completion of the Work, Lessor shall be furnished with an accurate, reproducible "as-built" plan (e.g., sepia) of the improvements as constructed, which plan shall be incorporated into this Lease by this reference for all purposes.

          19.3    CONSTRUCTION OF IMPROVEMENTS.    Lessor agrees to cause the Work to be completed in accordance with the Working Drawings. Lessor shall not be obligated to construct or install any improvements or facilities of any kind other that those called for by Working Drawings. "Building Grade" and/or "Building Standard" shall mean the type, brand, and/or quality of the materials Lessor designates from time to time to be the minimum quality to be used in PINE RIDGE BUSINESS PARK or the exclusive type, grade or quality of material to be used in the PINE RIDGE BUSINESS PARK. The total cost of constructing the Work (including, without limitation, space planning and construction document fees, design of the Work and preparation of the Working Drawings including mechanical, electrical, and plumbing (MEP's) plans, costs of construction supervision, labor and materials, ail utility usage during construction, related taxes and other costs related directly to the improvement of the Premises, all of which costs are herein collectively called the "Total Construction Costs") as outlined in Exhibit C hereof shall be borne by Lessor up to but not exceeding $200,000.00 (the "Construction Allowance"). Lessee shall be advised of any projected costs in excess of such amount and Lessee shall reimburse Lessor for such additional cost within fifteen (15) days of receipt of Lessor's invoice. Lessor or its affiliate shall supervise the Work, make disbursements required to be made to the contractors, and act as a liaison between the contractors and Lessee and coordinate the relationship between the Work, the Building, and the Building's systems. In consideration for Lessor's construction supervision services, Lessee shall pay to Lessor a construction supervision fee equal to three percent (3%) of the total construction costs, which cost may be deducted from the Construction Allowance.

          19.4.    DELAY IN COMPLETION.    If a delay in the performance of the Work occurs (a) because Lessee does not promptly respond to Lessor or approve the Working Drawings; (b) because of any change by Lessee to the Working Drawings, (c) because of any specification by Lessee of materials or installations in addition to or other than Lessor's Building Standard materials, or (d) if Lessee, any contractor or subcontractor, or Lessee's agents otherwise delay completion of the Work, and the obtaining of a temporary or final certificate of occupancy, then, notwithstanding any provision to the contrary in this Lease, Lessee's obligation to pay rent and Additional Charges as set forth in the Lease shall commence on the Commencement Date of the Lease.

          19.5    SUBSTANTIAL COMPLETION OF WORK.    "Substantial Completion of Work" shall mean completion of the Work substantially in accordance with the Working Drawings and in full compliance with applicable rules, regulations, codes and requirements of governmental authorities, evidenced by a copy of temporary and/or permanent certificates or permits of occupancy from applicable governmental authorities.

          19.6    PUNCH LIST.    Substantial Completion of Work may occur without the completion of "Punch List" type items, as defined below, which are minor items of work or adjustments of equipment and fixtures that can be completed after occupancy and which will not materially interfere with Lessee's use of the Premises. Prior to or within thirty (30) days after occupancy, Lessee shall give written notice, which may be revised and updated as necessary, to the Lessor of any items which, by visual inspection, are readily apparent or cosmetic and are not satisfactorily completed (the "Punch List" items). Within thirty (30) days of receipt of the "punch list" items. Lessor shall complete or correct all "punch list" items, or Lessor shall address in writing any "punch list" item which the Lessor deems to be inconsistent with the Working Drawings.

          19.7    LIQUIDATED DAMAGES.    Provided Lessee has approved the Working Drawings and made selections of all materials on or before November 15, 2003, and subject to Lessee caused delays or delays as a result of Force Majeure, in the event that Substantial Completion of Work does not occur before the Commencement Date (or such later date resulting from the aforesaid delays), Lessor shall pay to Lessee liquidated damages of One Thousand Six Hundred Twelve and 45/100 Dollars ($1,612.45) per day from the Commencement Date (or such later date resulting from Lessee caused delays or delays as a result of Force Majeure) until the Substantial Completion of Work and Lessor's satisfaction of all Lessor's duties set out in paragraph 6.1, and Base Rent, Additional Rent and all sums payable to Lessor under this Lease shall abate until Substantial Completion of the Work unless due to delays caused by Lessee. The parties acknowledge and agree that the damages which Lessee would sustain by reason and cause of delay beyond the Commencement Date (or such later date resulting from the aforesaid delays) would be difficult to ascertain and that the amount provided in this subsection as liquidated damages is a reasonable estimation of said damages.

          19.8    COLLATERAL.    Lessee will provide to Lessor, at the execution of this Lease, an irrevocable and unconditional Letter of Credit ("Letter of Credit") in form acceptable to Lessor in the amount of TWO HUNDRED EIGHTEEN THOUSAND FORTY FOUR & NO/100 ($218,044.00) which may decline annually for the Term as follows:

February 1, 2005	$181,098.56
February 1, 2006	$141,086.67
February 1, 2007	$97,753.81
February 1, 2008	$50,824.34
February 1, 2009	$0.00

  The Letter of Credit is intended to provide collateral to Lessor for the Construction Allowance advanced by Lessor. In addition, to Lessor's other rights and remedies after a default by Lessee under this Lease, Lessor shall have the right to draw all of the funds under the Letter of Credit and use same to pay off in its entirety any balance remaining outstanding on Lessor's borrowings which were utilized for the Construction Allowance. Any excess funds remaining from the draw of the Letter of Credit after payment of such borrowings and interest thereon, shall be added to the Security Deposit and held by Lessor in accordance with the terms of Paragraph 1.7 hereof.

        20.    RIGHT OF FIRST REFUSAL.    Subject to leases currently in effect in the Building, Lessee and Lessor acknowledge that Lessee will have a continuing right of first refusal during the primary Term and any option Term to lease the adjoining space. In such event that Lessor receives a bona fide offer to lease, whether verbal and/or written, from a prospective client, Lessee will have ten (10) days from the submission of the terms of said offer by Lessor to Lessee to exercise its right of first refusal. In such event that Lessee does not exercise its right to lease the premises on the proposed terms, than Lessor will have sixty (60) days thereafter to consummate a lease with the prospective client on said terms and conditions. In such event that a lease transaction is not consummated, thereafter Lessee's right of first refusal will continue to be in full force and effect. Furthermore, in such event that Lessee does not exercise its right of first refusal and the prospective client consummates a lease on said space, then at the expiration of said Lease, Lessee would again have a right of first refusal for said space.

        21.    RIGHT OF FIRST OFFER.    Subject to leases currently in effect in the Building, in the event that all or a portion of space adjacent to the Premises becomes available during the Term or any extension thereof, Lessee shall have a one time right of first offer to lease said adjacent space, or portion hereof as Lessor shall advise. In the event that such space becomes available, Lessor shall notify Lessee of the availability of such space and the terms and conditions under which said space is available. Lessee shall have ten (10) days to notify Lessor of its desire to lease said space. In the event Lessee shall not elect to notify Lessor within ten (10) days of its intent, this option shall cease and be of no further force or effect.

        22.    OTHER TERMS AND CONDITIONS.

          22.1    COVENANT OF GOOD FAITH AND FAIR DEALING:    In all respects, the parties to this Lease agree to act toward the other in good faith and with fair dealing and mitigate any loss and damages the other may sustain.

          22.2    SEVERABILITY.    If any provision of this Lease shall be held invalid or unenforceable, the remainder of this Lease shall not be affected thereby, and there shall be deemed substituted for the affected provision a valid and enforceable provision as similar as possible to the affected provision.

          22.3    GOVERNING LAW.    This Lease shall be interpreted and enforced according to the laws of the state where the Premises are located.

          22.4    FORCE MAJEURE.    Lessor and Lessee (except with respect to the payment of Base Rent, additional rent or any other monetary obligation under this Lease) shall be excused for the period of any delay and shall not be deemed in default with respect to the performance of any of the terms, covenants and conditions of this Lease when prevented from so doing by a cause or causes beyond the Lessor's or Lessee's (as the case may be) control, which shall include, without limitation, labor disputes, strikes, governmental regulations or controls, fire, flood or other casualty, inability to obtain any material or services, acts of God, war, civil commotion, or any other cause not within the reasonable control of Lessor or Lessee (as the case may be). If either party desires to invoke the provisions of this Section, it shall provide written notice to the other party of the reasons for the delay and the invoking party shall use its best and reasonable efforts to mitigate the effects of such occurrence.

          22.5    AUTHORITY TO EXECUTE LEASE.    Each individual executing this Lease on behalf of a party hereto represents and warrants that he or she is duly authorized to deliver this Lease on behalf of such party and that this Lease is binding upon such party in accordance with its terms.

          22.6    COUNTERPARTS.    This Lease may be executed in any number of counterparts, each of which is an original, but all of which shall constitute one instrument.

          22.7    LESSOR RIGHTS AND WARRANTY.    Lessor represents, warrants, and covenants that: (i) it is lawfully seized of the Premises in fee simple and has the right to lease same for the Lease Term and any renewal Term; (ii) if Lessee shall not be in default hereunder, Lessee shall have quiet and peaceful possession and enjoyment of the Premises; and (iii) Lessor shall defend, indemnify and save harmless the Lessee from and against any act, cost, damage, or liability whatsoever in connection with the adverse title or possessory claims of any and all persons whomsoever.

          22.8    HAZARDOUS SUBSTANCE USE, MANAGEMENT AND DISPOSAL.    Unless Lessee shall have obtained the prior written consent of Lessor (which consent shall not be unreasonably withheld), then within the Premises Lessee shall not use (nor permit the use of) hazardous substances as defined by the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA) or any other applicable environmental law or regulation, except in accordance with all applicable laws and regulations and then only those substances customarily used by Lessee in the conduct of its business, and, within the Premises, Lessee shall not generate (nor permit the generation of) hazardous wastes as defined by the Resource Conservation and Recovery Act, except in accordance with all applicable laws and regulations and then only those substances customarily used by Lessee in the conduct of its business. Lessee agrees to manage and dispose of all hazardous substances and hazardous waste used and/or generated within the Premises in accordance with all federal, state and local laws, regulation and rules. The provisions of this section shall survive the expiration or termination of this Lease.

          22.9    HAZARDOUS SUBSTANCE INDEMNITY.    Notwithstanding anything herein contained to the contrary, Lessee shall indemnify and hold Lessor harmless from any and all loss, cost, damage, liability and expense (including reasonable attorneys' fees and court costs) resulting from any hazardous or toxic substances or wastes generated, used, applied or placed on or about the Premises by Lessee, its agents, employees or contractors. Notwithstanding anything herein contained to the contrary, Lessor shall indemnify and hold Lessee harmless from any and all loss, cost, damage, liability and expense (including reasonable attorneys' fees and court costs) resulting from any hazardous or toxic substances or wastes generated, used, applied or placed on or about the Premises by Lessor, its agents, employees or contractors. The provisions of this section shall survive the expiration or termination of this Lease.

          22.10    NOTICES AND DEMANDS.    All notices, demands, billings or other documents to be given under this Lease shall be in writing, signed by the party giving the same and shall be deemed properly given and received:

              (i)  Three business days after dispatch by mailing, if sent by registered or certified United States Mail, postage prepaid, addressed to the party to receive the notice at the address set forth below for such party or at such other address as either party may from time to time designate by written notice to the other; or

             (ii)  One business day after dispatch by depositing same with a nationally recognized overnight courier, addressed to the party to receive the notice at the address set forth below for such party or at such other address, as either party may from time to time designate by written notice to the other; or

            (iii)  upon actual personal delivery to the below named corporate officer(s) or agent(s) or such other officer(s) or agent(s) as either party may from time to time designate by written notice to the other;

If to Lessor, to:	PERG BUILDINGS, LLC Kenneth G. Block Block & Company, Inc. 605 W, 47th Street, Suite 100 Kansas City, MO 64112
If to Lessee, to:	Susan M. Gardner Vice President and General Counsel CyDex, Inc. 12980 Melcaif Ave; Ste 470 Overland Park, KS 66213

        THE PARTIES HERETO affix their signatures effective as of October 17, 2003.

LESSOR: PERG BUILDINGS, LLC
WITNESS	BY:	/s/ Kenneth G. Block
/s/ [ILLEGIBLE]	TITLE:	Managing Member
	Date:	10/17/03
LESSEE: CYDEX, INC.
ATTEST	BY:	/s/ John M. Siebert
/s/ Susan M. Gardner	TITLE:	President & CEO
	Date:	17 Oct 2003

If Lessor or Lessee shall be a Corporation the Corporate Seal must be affixed and the authorized officers must sign on behalf of the Corporation. The Lease must be executed by the President or a Vice President and the Secretary or Assistant Secretary unless the By Laws or a Resolution of the Board of Directors shall otherwise provide, in which event the By Laws or a certified copy of the Resolution as the case may be, must be furnished.

EXHIBIT "A-1": BUILDING PLAN

EXHIBIT "A-2": LEGAL DESCRIPTION OF THE LAND

PINE RIDGE BUSINESS PARK FIRST PLAT lot 7 except the easterly 192' and lot 8 except westerly 55'.

EXHIBIT "A-3": IDENTIFICATION OF PARKING STALLS

Pine Ridge Business Park

A new concept in office and warehouse space development

INTERSTATE HWY. 35
US. 69 (ALT)
MELROSE
DRIVE
84 th
TERRACE
ROAD
ONE PINE RIDGE PLAZA
TWO PINE RIDGE PLAZA
THREE PINE RIDGE PLAZA
FOUR PINE RIDGE PLAZA
FIVE PINE RIDGE PLAZA
SIX PINE RIDGE PLAZA
SEVEN PINE RIDGE PLAZA
BUILDING "A"
BUILDING "B"
BUILDING "C"
BUILDING "D"
BUILDING "E2"
BUILDING "E1"
BUILDING "F"
BUILDING "G"
BUILDING "H"
BUILDING "J"
BUILDING "K"
BUILDING "L"
FREIGHTQUOTE L.L.C.
PROJECT LOCATION
SHAWNEE
LENEXA
OVERLAND PARK
LEGEND
EVERGREEN TREE
SHADE TREE
FLOWERING SHRUB
PAVEMENT
EXISTING CONTOUR

GRADING & LANDSCAPE PLAN

A development of BLOCK & COMPANY, INC.

REVISED 2/7/00

GBA

EXHIBIT "B": SIGNAGE COVENANTS

Sign Standards
Pine Ridge Business Park
Buildings G, H, & J

Tenant Identification Sign (1)
1'4"

TYPICAL TENANT SIGN LOCATION

Tenant Dockside Man Door Sign (2)
Dock Door Identification Sign (3)
1'4"
1'
1'

TYPICAL DOCK SIGN LOCATION

6'-0"
PINECREST
PROPERTIES
9020
2'-0"

(1) TYPICAL TENANT IDENTIFICATION SIGN

2'-0"
PINECREST
PROPERTIES
9020
2'-0"

(2) TYPICAL MAN DOOR SIGN

12"
9020
12"

(3) TYPICAL DOCK DOOR IDENTIFICATION SIGN

(1) TENANT IDENTIFICATION-MAIN BUILDING ENTRANCE SIGN (ONE SIDED)

SIGN LOCATION-To be designed as an integral part of the architectural facade design and located adjacent to tenants main entrance (See Illustration).

GRAPHIC DESIGN-Sign panel to be 2 feet high, 6 feet wide with rounded corners. Logo and text to be contained with a 1 inch border and shall not cover more than 40% of the sign panel. Building street number to be located in the lower right hand corner of the panel.

LETTERING-Helvetica Medium, capital and lower case; 5 inch maximum letter height.

COLOR-Text and background: dark green letters (match Pantone 357) on ivory metal panel with dark green accent band to match. Logo: no color restriction.

(2) TENANT IDENTIFICATION-DOCKSIDE MAN DOOR ENTRANCE SIGN (ONE SIDED)

SIGN LOCATION-Sign panel shall be 24 inches square with rounded corners. The upper half of sign shall contain the name of the tenant and the lower half of the sign shall identify the numbers assigned to the tenant's loading docks (See illustration). All copy to be flushed to the left without indentation, contained within a one inch border and shall not cover more than 40% of the sign panel.

LETTERING-Helvetica Medium, capital and lower case.

COLOR-Sign to be dark green letters (match Pantone 357) on ivory background, with dark green accent band to match.

(3) TENANT IDENTIFICATION-TRUCK DOCK DOOR SIGN

SIGN LOCATION-To be incorporated as an integral part of the architectural design of the building facade and located above the door of the truck dock. (See illustration).

GRAPHIC DESIGN-Sign panel shall be 12 inches square with rounded corners. Numerals shall be centered, contained within a 1 inch border and shall not cover more than 40% of the sign panel.

LETTERING-Helvetica Medium numerals.

COLOR-Dark green numerals (match Pantone 357) on ivory panel, with dark green accent band to match.

EXHIBIT "C": TOTAL CONSTRUCTION COSTS

Cydex
Tenant Improvement Project
Pine Ridge East—Building J
10513 W. 84th Terrace
Bid Comparison
TI-03-0137

9/2/03	Bid Date
8/11/03	Plan Date
	Phoenix	Apex
General Condition	$7,144
Demolition/Disposal	$15,174	$20,300
Millwork	$9,782
Partitions		$46,320
Carpentry	$2,088
Case Work		$9,597
Doors/Frames	$9,433	$7,988
Roofing		$2,450
Drywall	$33,888
Ceiling	$8,570	$18,096
Paint/Wall Covering	$23,971	$17,337
Flooring	$40,068	$40,534
HVAC	$138,690	$150,613
Plumbing	$20,569	$26,223
Fire Protection	$7,473	$3,424
Electrical	$36,989	$30,560
Window Coverings	$795
Building Permits	$4,569	$3,327
Overhead & Profit	$20,209	$21,988
Taxes	$5,418	$6,150

Sub-Total	$384,836	$404,907

CM Fee	$11,545	$12,147

Total Cost	$396,381	$417,054

Allowance	$200,000	$200,000

Amount Due from Tenant	$196,381	$217,054
Alternates:
Phoenix:	1) Replace light fixtures w/ deep cell parabolic:	$42,435
	2) Install power whips:	$2,984
	3) Provide 92 lf clearstory aluminum frames w/ glazing:	$10,580
	4) Provision to replace (12) 5.5-ton RTU's (Existing):	$76,345
	Notes: No new work in existing bathrooms, Millwork is excluded in rooms 145, 150, 151, 152.

Apex:	1) Replace existing light fixtures with 2x4 T8 parabolic:	$31,360
	2) Installation of power whips to built-in power strips: (Each)	$730
	3) Replace (12) existing RTU's:	$81,435
	4) Furnish and install Hollow Metal frame and glass at lxp watts per 4' section:	$484

[LOGO]	Approved by Legal Counsel for use In Missouri and Kansas by Members of the Metropolitan Kansas City Boards of REALTORS Copy July, 2000	AGENCY/BROKERAGE RELATIONSHIPS DISCLOSURE ADDENDUM

Signatures on this form acknowledge disclosure of brokerage relationships only. This form must be signed no later than the time of teh contract. Signatures do not create any legal obligation to either buyer or seller.

SELLER/LANDLORD:	Perg Buildings, LLC
BUYER/TENANT:	CyDex, Inc.
PROPERTY:	10501-13 W. 84th Terrace, Lenexa, Kansas

THE FOLLOWING DISCLOSURE IS MADE IN COMPLIANCE WITH MISSOURI AND KANSAS REAL ESTATE LAWS AND RULES AND REGULATIONS.

SELLER Licensee assisting Seller/Landlord is Acting in capacity of a (Ccheck Only One)	APPLICABLE SECTIONS MUST BE CHECKED & COMPLETED FOR BOTH SELLER & BUYER	BUYER Licensee assisting Buyer/Tenant is Acting in capacity of a: (Check Only One)

Designated Seller/Landlord Agent:
Licensee has been designated by Broker to act as legal agent for Seller/Landlord only. Broker is acting in a limited capacity (Transaction Broker if the property is in Kansas).
Licensee does not represent Buyer/Tenant.

Designated Buyer/Tenant Agent:
Licensee has been designated by Broker to act as legal agent for Buyer/Tenant only. Broker is acting in a limited capacity (Transaction Broker if the property is in Kansas).
Licensee does not represent Buyer/Tenant.

Transaction Broker: Broker and his/her affiliated licensees assist one or more parties without being an agent or advocate of the interests of that customer.

Seller/Landlord Sub-Agent only: Buyer/Tenant is not represented

X	Seller/Landlord Agent Only: Licensee and Broker are acting as agent of the Seller/Landlord only. Licensee does not represent Buyer/Tenant customer.

	Buyer/Tenant Agent Only: Licensee and Broker are acting as agent of the Buyer/Tenant only. Licensee does not represent Seller/Landlord customer.	X

Disclosed Dual Agent: (Missouri properties only)
Broker, Listing, and Selling licensees are all acting as
agents for both Buyer/Tenant and Seller/Landlord
(Note: a separate Dual Agency Disclosure form is required).

PAYMENT OF COMMISSION:

Brokerage fees will be paid at the closing of this transaction as follows (check applicable paragraph)

        ☒    Seller/Landlord to pay all brokerage Fees from the Seller's funds at closing according to the terms of the listing or other commission agreement.

        Division of Brokerage Form. Seller/Landlord's agent/transaction broker, if any, will be paid from the seller's funds at closing according to the terms of the agency contract or transaction broker agreement. Buyer/Tenant's agent or transaction broker will be paid from the buyer's funds at closing according to the terms of the buyer/tenant contract of transaction broker agreement.

SIGNATURES: By signing this addendum, Seller/Landlord and Buyer/Tenant acknowledge the following:

        If Kansas Property:    The agency relationships described herein were previously disclosed orally to each of them and/or their respective agents. Seller and Buyer also knowledge that the Brokerage Relationship Disclosure Pamphlet has been furnished to them. (Pamphlet is not required to be given in four or more units of commercial properties.)—OR—

        If Missouri Property:    The brokerage relationships described herein were disclosed to the Seller/Landlord and/or Buyer/Tenant or their respective agents and/or transaction brokers no later than the first showing, upon first contact, or immediately upon the occurrence of any change to that relationship. Seller and Buyer also acknowledge receipt of the Broker Disclosure Form.

BY:	/s/ Kenneth G. Block	10/17/03	BY:	/s/ John M. Siebert	17 Oct 2003

	SELLER/LANDLORD	DATE		BUYER/TENANT	DATE

The Signatures below are for the purpose of confirming brokerage relationships described herein.

[ILLEGIBLE]	10/17/03	[ILLEGIBLE]	10/17/03

Licensee Assisting Seller/Landlord	DATE	Licensee Assisting Buyer/Tenant	DATE

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PINE RIDGE BUSINESS PARK LEASE
EXHIBIT "C": TOTAL CONSTRUCTION COSTS